Exhibit 10.2
OPTION AGREEMENT
     This Option Agreement (“Agreement”) is made and entered into effective May 1, 2010 (“Effective Date”) by and between 9621 Coors LLC, a New Mexico limited liability company whose address is 9621 Coors NW, Albuquerque, New Mexico 87114 (“Purchaser”) and Sparton Technology, Inc., a New Mexico corporation whose address is 425 N. Martingale Road, Schaumberg, Illinois 60173 (“Seller”).
     RECITALS
     A. Seller is the owner of the real property consisting of the Non-Use Area depicted on attached Exhibit “A-1”, a .23 acre parcel (the “Off Site Parcel”) and a .3034 acre parcel (“Tract B-2”) located at or near Coors Blvd. NW, the Off Site Parcel and Tract B-2 being more specifically described on Exhibit “A” hereto, together with any interest of Seller in all appurtenances thereto (the “Property”). The Non-Use Area, the Off Site Parcel and Tract B-2 are sometimes referred to collectively as the “Parcels” or individually as a “Parcel.”
     B. Purchaser wishes to obtain an option to purchase some or all of the Parcels from Seller, and Seller wishes to grant to Purchaser an option to purchase some or all of the Parcels pursuant to the terms of this Agreement.
     C. Albuquerque Motor Company, Inc., a New Mexico corporation (“Guarantor”) wishes to guarantee Purchaser’s obligations under the Agreement.
     D. Seller and Guarantor are parties to a Lease dated October 13, 1999, (“Initial Lease”) as amended by First Amendment to Lease dated July 12, 2005 (“First Amendment”). Seller and Purchaser have extended the Lease and First Amendment pursuant to that certain Lease Extension and Amendment Agreement (“Lease Extension”) dated effective May 1, 2010. Together the Lease, First Amendment and Lease Extension are referred to as the “Lease.” The Lease pertains to the 12 acre parcel depicted on Exhibit “A-1”, the Off Site Parcel and Tract B-2 (“Premises”).
     AGREEMENT
     1. Incorporation of Recitals. The foregoing recitals are incorporated by reference and made a part of this Agreement.
     2. Grant of Option; Option Term.
          2.1 Grant of Purchase Option. Seller grants to Purchaser the exclusive option to purchase the Property or any Parcel of the Property during the Option Term as defined in Section 2.3 below subject to the conditions and terms of this Agreement (the “Purchase Option”).

          2.2 Consideration for Purchase Option. On the Effective Date, Purchaser shall deliver to Seller One Dollar ($1.00) representing the consideration for the Purchase Option, which consideration shall be non-refundable.
          2.3 Option Term. The Option Term shall commence on the date of full payment of all rent obligations set forth in § 3.1 of the Lease Extension and shall expire at the same time that the Lease expires or terminates (“Option Term”).
          2.4 Conditions Precedent to Exercise of Purchase Option. Purchaser shall have the right to exercise the Purchase Option if the following conditions precedent have been fulfilled on or before such exercise:
     2.4.1 Purchaser provides to Seller a written notice(s) of exercise of the Purchase Option as to any or all Parcels (“Notice of Exercise”) no less that sixty (60) days prior to expiration of the Option Term;
     2.4.2 Purchaser is not in default of any of the terms of this Agreement or the Lease, and all rent obligations set forth under § 3.1 of the Lease Extension have been paid in full.
          Upon Purchaser’s proper exercise of the Purchase Option, the parties shall proceed to the Closing as described in Section 2.6 below (“Closing”).
          2.5 Purchase Price of Property. The purchase price (“Purchase Price”) for the Property to be paid at the Closing shall be One Dollar ($1.00) for each Parcel of the Property.
          The Purchase Price shall be increased or decreased for Closing adjustments in accordance with the Agreement.
          2.6 Closing; Payment of Purchase Price and Closing Costs. The Closing shall occur within sixty (60) days of the date the Notice of Exercise was provided to Seller in accordance with the terms of this Agreement at a time and place determined by agreement of the parties. In the absence of agreement, the Closing shall occur on the 60th day after the Notice of Exercise at 10:00 a.m. at the offices of the Title Company. The Purchase Price for each Parcel being closed shall be paid in full at Closing. Seller will pay the cost of a basic Title Policy for the Property pursuant to the Title Commitment described in Section 3.3 below in the minimum amount of Ten Thousand Dollars ($10,000) subject to the matters described in Section 3.3 below. Closing costs are further described in Section 3.4 below.
          2.7 Termination. Upon expiration or termination of the Lease for any reason or in the event Purchaser fails to properly provide Notice of Exercise of the Purchase Option or fails to close on the Purchase Option within the time required, Purchaser’s right to purchase the Property shall terminate automatically, and Seller shall retain all amounts received by Seller under this Agreement free and clear of any claim or interest of Purchaser. Notwithstanding such termination, Purchaser’s indemnification and related obligations as contained herein shall survive the termination, and upon Seller’s request, Purchaser shall deliver to Seller copies of all reports or documents in Purchaser’s possession pertaining to the Property.
3. Due Diligence and Property Condition.
     3.1 AS IS Sale. Purchaser acknowledges that all or a portion of the Property is subject to an EPA Consent Decree, Case No. CIV 97 0206 dated March 3, 2000, as it may be modified from time to time (“EPA Consent Decree”), and that to the extent activity under the EPA Consent Decree continues at the Property or any portion of the Premises, Seller and its agents, contractors and employees and applicable governmental authorities shall have free and unencumbered access to the Property and Premises at all times for all purposes related to the EPA Consent Decree and any clean up related thereto. Purchaser acknowledges that it is familiar with the Property and at closing, will be accepting the Property “AS IS”, “WHERE IS” and “WITH ALL FAULTS”, subject only to any ongoing obligations of Seller related to the EPA Consent Decree, and that the Surviving Agreements described in the Lease Extension shall continue in full force and effect to the extent that activity under the EPA Consent Decree continues.
     3.2 Purchaser’s Investigation. Subject to the confidentiality provisions set forth below, Seller shall provide to Purchaser and its agents on the Effective Date, copies of any plans, blueprints, books and records in Seller’s possession concerning the physical condition of the Property, and access to conduct physical inspections of the Property. Provided, such inspections shall not disturb or adversely affect the EPA clean up activities described above, and Purchaser shall promptly restore the Property to the same condition existing before such inspections. Purchaser shall defend, indemnify and hold Seller harmless from any and all liability arising out of any activities of Purchaser or its agents at the Property, before or after closing, including any further environmental contamination of the Property or damage to monitoring wells or damage to the environmental condition of the Property caused or exacerbated by Purchaser or its agents, contractors, employees, customers, guests, transferees, successors or assigns. Purchaser shall not conduct soil borings at the Property without the prior written consent of Seller and applicable governmental authorities.
     3.3 Title Commitment. Seller has provided Purchaser with a title commitment for the Property from Stewart Title Company (“Title Company”) with standard exceptions (except Seller will provide a standard title affidavit at Closing describing any matters known to Seller) (“Title Commitment”). Purchaser acknowledges that Purchaser is satisfied with the condition of title to the Property and that Seller is responsible for nothing in the state of title as disclosed in the Title Commitment and thereafter, except those liens, encumbrances or restrictions caused or created by Seller or Seller’s agents without Purchaser’s consent, approval or permission. Purchaser will accept title to the Property subject to (a) those matters set forth in the Title Commitment, (b) taxes, assessments and other obligations that are Purchaser’s responsibility under the Lease, (c) the EPA Consent Decree, (d) the Surviving Agreements described in the Lease, (e) acts or omissions of persons other than Seller or Seller’s agents arising after the date of the Title Commitment. Purchaser shall be responsible for compliance with all Title Policy requirements pertaining to Purchaser as Grantee and any requirements of Purchaser’s lender, if any.
     3.4 Allocation of Closing Responsibilities. To the extent the current legal description of a Parcel is required to be modified at the time of conveyance by virtue of applicable law, regulations or ordinances, Seller shall bear the cost of such modifications and provide a survey of such Parcel. The parties shall cooperate in any subdivision required by applicable law or ordinance and shall share equally the cost of any required subdivision. There shall be no proration of taxes or utilities as Purchaser is responsible for such costs under the Lease. Purchaser shall be responsible for all other closing costs involved in the conveyance, including but not limited to Purchaser’s attorney fees, recording fees, documentary stamps, title company closing fees and other closing costs typically required under then current law and practice. Notwithstanding the foregoing, Seller shall pay, and Purchaser shall not be responsible for Seller’s attorney’s fees, the cost of the basic Title Policy, the survey and legal description required for subdivision of a Parcel, and half the cost of any required subdivision. The parties shall execute all other documents reasonably required to effect the conveyance, including any disclosure, certificate, resolution, transfer or other documents required by then applicable law or practice.
     3.5 End of Investigation Period. Purchaser will have thirty (30) days after the Effective Date in which to investigate all matters affecting the Property, including records, property title matters, environmental conditions, soils conditions, engineering matters, zoning, and survey matters. If any of these matters are not acceptable to Purchaser and Purchaser so notifies Seller in writing prior to the end of the thirty (30) day period, this Agreement will terminate and the parties will have no further obligations to each other, except for Purchaser’s indemnification obligations described above. If Purchaser does not so notify Seller, all such objections shall be deemed to be waived.
     4. Escrow of Special Warranty Deeds. At the time of full execution of this Agreement,, Seller shall deliver to the Escrow Agent a Special Warranty Deed (“Deed”) for each Parcel to be held by the Escrow Agent according to the following terms:
     (a) If Purchaser properly exercises its Purchase Option as to a Parcel, the Escrow Agent shall deliver the Deed to Purchaser at Closing upon payment of the Purchase Price and all other amounts due from Purchaser and receipt of all Seller and Purchaser closing documents.

          (b) If this Agreement or the Lease is terminated, all Special Warranty Deeds then remaining in escrow shall be returned to Seller.
     5. Representations. Both parties hereby represent their authority to execute the Option Agreement. Seller makes no representations or warranties concerning the condition of the Property.
     6. No Broker. Each party represents to the other that it has not engaged a real estate broker with respect to this transaction. Each party agrees to indemnify and hold harmless the other party from and against any and all claims, losses, damages, costs or expenses of any kind of character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party or on its behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.
     7. Confidentiality. In connection with this Agreement, the Seller may furnish to Purchaser certain information, including, without limitation, certain financial and environmental information. Purchaser hereby agrees to treat confidentially such information, and any other information concerning the financial or environmental condition of the Property, whether furnished before or after the date of this letter (collectively, the “Material”), not to disclose the Material to any person except as specifically permitted in this Letter and to cause any of its officers, employees, representatives and agents who may be given access to the Material to keep such information confidential. For purposes hereof, the Purchaser and any person on behalf of Purchaser who receives or reviews the Material is hereinafter referred to as the “Recipient” and the Seller and any person who provides the Material to the Recipient is hereinafter referred to as the “Provider”.
     The term “Material” will also include any notes, analyses, compilations, studies and other materials prepared by the Recipient and its representatives, containing or based in whole or in part on any information furnished by the Provider. The term “Material” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its representatives, (ii) was available to the Recipient on a non-confidential basis prior to its disclosure to the Recipient by the Provider or its representatives, or (iii) becomes available to the Recipient on a non-confidential basis from a source other than from the Provider or its representatives; provided, however, that such source is not known by the Recipient to be bound by a confidentiality agreement with the Provider or its representatives or otherwise prohibited from transmitting the information to the party by a contractual, legal or fiduciary obligation.
     Purchaser agrees that the Material will be used by it only in connection with evaluating the transaction. Purchaser further agrees that the Material will be kept confidential by it and its officers, employees, representatives and agents; provided, however, that (i) the Material may be disclosed solely to Purchaser’s officers, employees, representatives and agents who are analyzing the information contained in the Material for the purpose of evaluating the transaction (it being understood that such officers, employees, representatives and agents shall treat such information as confidential), and (ii) any disclosure of the Material may be made to which the Provider consents in writing. Purchaser shall be responsible for any breach of this Section 7 by any person to whom Purchaser furnishes the Material. Any persons to whom Purchaser may furnish the Material shall be advised of this confidentiality agreement and shall agree in writing to be bound by the terms hereof.
     Upon request, Purchaser will promptly deliver to Seller all Material and any information relating thereto, without retaining any copies thereof.
     8. Survival. The representations, indemnifications and agreements of the parties contained in this Agreement shall survive the Option Closing or termination of this Agreement.
     9. Time. TIME IS OF THE ESSENCE IN ALL UNDERTAKINGS, OBLIGATIONS, DUTIES, OPTIONS OR AGREEMENTS OF THE PARTIES TO THE AGREEMENT.
     10. Notices. Any notice to be given or served upon any party to this Agreement must be in writing and shall be deemed to have been given: (i) upon receipt in the event of personal service by actual delivery (including by delivery service but excluding electronic communications); (ii) the first business day after posting if deposited in the United States mail with proper postage and dispatched by certified mail, return receipt requested or by recognized overnight delivery service. All notices shall be given to the parties at the following addresses:

If to Seller:	Sparton Technology Inc.
425 N. Martingale Road
Schaumberg, Illinois 60173
Attention: Steve Korwin

With a copy to:	Sandra Sorini Elser
Bodman LLP
201 S. Division, Suite 400
Ann Arbor, Michigan 48104

If to Purchaser:	9621 Coors LLC
9621 Coors NW
Albuquerque, New Mexico 87114
Attention: Bill Melloy

With a copy to:	Terry D. Farmer
Moses, Dunn, Farmer and Tuthill
612 First Street, N.W.
P.O. Box 27047
Albuquerque, New Mexico 87125-7047

     Any party to this Agreement may at any time change the address for notices to that party by giving notice in this manner.
     11. Purchaser’s Default. In the event Purchaser defaults in the performance of this Agreement, and such default continues for ten (10) days after written notice and opportunity to cure, then Seller shall have the right to terminate this Agreement, retain all funds paid by Purchaser and pursue other remedies available at law or in equity.
     12. Seller’s Default. In the event that Seller defaults in the performance of this Agreement, and such default continues for ten (10) days after written notice and opportunity to cure, then Purchaser shall have the right to terminate this Agreement and pursue remedies available at law or in equity.
     13. Days. Whenever this Agreement requires that something be done within a specified period of days, that period shall (i) not include the day from which the period commences, (ii) include the day upon which the period expires, (iii) expire at 5:00 p.m. local time on the day upon which the period expires, and (iv) be construed to mean calendar days; provided, that if the final day of the period falls on a Saturday, Sunday or legal holiday, the period shall extend to the first business day thereafter.
     14. No Joint Venture. Neither party is the agent, partner or joint venture partner of the other; neither party has any obligation to the other except as specified in this Agreement.
     15. Third Party Rights. No party other than Seller and Purchaser and their successors and assigns, shall have any right to enforce or rely upon this Agreement, which is binding upon and made solely for the benefit of Seller and Purchaser, and their respective successors or assigns, and not for the benefit of any other party.
     16. Severability. If one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained within the body of this Agreement.
     17. Entire Agreement. This Agreement embodies the entire understanding between the parties with respect to the transaction contemplated herein. All prior or contemporaneous Agreements, understandings, representations, warranties and statements, oral or written, are superseded by and merged into this Agreement. Neither this Agreement nor any of its provisions may be waived, modified or amended except by an instrument in writing signed by the party against which enforcement is sought, and then only to the extent set forth in that instrument.
     18. Governing Law. This Agreement shall be governed by and construed in accordance with the provisions of the laws of the State of New Mexico.
     19. Assignment; Successors and Assigns. Seller shall have the right to assign this Agreement or Seller’s interest in the Property. Purchaser shall not sell, transfer or assign this Agreement or any interest in the Property without Seller’s prior written consent. Except as provided in the preceding sentences, this Agreement shall be binding upon, and its benefits shall inure to, the parties hereto and their respective successors and assigns.
     20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one Option Agreement. The signature of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.
     21. Limits on Indemnification. Notwithstanding any other term or condition of the Agreement, including as it has been or may be from time to time amended, or any related documents, to the extent, if at all, that any provision requiring one party to indemnify, hold harmless, insure or defend another party (including such other party’s employees or agents) contained in the Agreement is found to be within the scope of NMSA 1978, § 56-7-1 (2005), as amended from time to time, or in any way subject to, or conditioned upon consistency with, the provisions of NMSA (1978) § 56-7-1 (2005), as amended from time to time, for its enforceability, then such provision, regardless of whether it makes reference to this or any other limitation provision, shall not extend to liability, claims, damages, losses or expenses, including attorney fees, arising out of bodily injury to persons or damage to property caused by or resulting from, in whole or in part, the negligence, act or omission of the indemnitee or additional insured, as the case may be, its officers, employees or agents, and shall be further modified, if required by the provisions of NMSA 1978, § 56-7-1(B) (2005), as amended from time to time. Further, notwithstanding any other term or condition of this Agreement, to the extent, if at all, that any agreement, covenant or promise to indemnify another party (including such party’s employees or agents) contained in the Agreement or in any related documents is found to be within the scope of NMSA 1978, § 56-7-2 (2003), as amended from time to time, or in any way subject to, or conditioned upon consistency with, the provisions of NMSA 1978, §56-7-2 (2003), as amended from time to time, for its enforceability, then regardless of whether it makes reference to this or any other limitation provision, such agreement, covenant or promise is not intended to, and it does not, indemnify such indemnitee against loss or liability for damages arising from:
     (a) the sole or concurrent negligence of such indemnitee or the agents or employees of such indemnitee;
     (b) the sole or concurrent negligence of an independent contractor who is directly responsible to such indemnitee; or
     (c) an accident that occurs in operations carried on at the direction or under the supervision of such indemnitee, an employee or representative of such indemnitee, or in accordance with methods and means specified by such indemnitee or the employees or representatives of such indemnitee.
     22. Guarantor. By signing this Agreement, Guarantor guarantees to Seller the full, prompt and complete performance of this Agreement by Purchaser including without limit those obligations that survive closing in accordance with the Guaranty attached as Exhibit B.
     This Agreement is signed and effective as of the date first set forth above.

PURCHASER: 9621 Coors LLC a New Mexico limited liability company
By:
William J. Melloy
Its: Manager

GUARANTOR: ALBUQUERQUE MOTOR COMPANY, INC. a New Mexico corporation
By:
Patrick C. Melloy
Its: President

[signatures continue on the following page]

SELLER:

SPARTON TECHNOLOGY, INC.

By:

Its:

EXHIBIT A TO OPTION AGREEMENT
LEGAL DESCRIPTION
PARCEL I (Off Site Parcel)
Lot numbered Nine (9) in Block numbered Twenty-six (26) of UNIT 2 OF THE KNOLLS OF PARADISE HILLS,, a Subdivision within the Town of Alameda Grant, as the same is shown and designated on the Plat of said Subdivision, filed in the office of the County Clerk of Bernalillo County, New Mexico, on May 22, 1962 in Plat Book D3, Folios 33 and 34.
PARCEL II (Tract B-2)
Tract B-2 ADOBE WELLS SUBDIVISION, a Subdivision of Bernalillo County, New Mexico, as the same is shown and designated on the Plat thereof, filed in the office of the County Clerk of Bernalillo County, New Mexico, on December 8, 1999, in Plat Book 99C, Page 329.

EXHIBIT A-1 TO OPTION AGREEMENT
Depiction of Non Use Area
(drawing from Lease Extension)

EXHIBIT B TO OPTION AGREEMENT
GUARANTY
Capitalized terms in this Guaranty not otherwise defined shall have the meanings ascribed to them in the Option Agreement dated May 1, 2010 (the “Agreement”) between 9621 Coors L.L.C., a New Mexico limited liability company, as purchaser (“Purchaser”), and Sparton Technology, Inc., a New Mexico corporation, as seller (“Seller”).
     As a material inducement to Seller to enter into the Agreement, the undersigned Albuquerque Motor Company, Inc. d/b/a Melloy Dodge (“Guarantor”) hereby unconditionally and irrevocably guarantees the complete and timely performance of each obligation of Purchaser under the Agreement, including those obligations that survive the closing and including full, prompt and timely payments of all amounts owing under the Agreement by Purchaser. This Guaranty is an absolute, primary, continuing, unconditional and general guaranty of payment and performance and is independent of Purchaser’s obligations under the Agreement. Guarantor shall be primarily liable, jointly and severally, with Purchaser. Guarantor waives any right to require Seller to (a) join Purchaser with Guarantor in any suit arising under this Guaranty, (b) proceed against or exhaust any security given to secure Purchaser’s obligations under the Agreement, or (c) pursue or exhaust any other remedy in Seller’s power. Seller may, with notice but without demand and without affecting Guarantor’s liability hereunder, from time to time, compromise, extend or otherwise modify any or all of the terms of the Agreement. Guarantor hereby waives all demands for performance, notices of performance, and notices of acceptance of this Guaranty. The liability of Guarantor under this Guaranty will not be affected by (1) the release or discharge of Purchaser from, or impairment, limitation or modification of, Purchaser’s obligations under the Agreement in any bankruptcy, receivership, or other debtor relief proceeding, whether state or federal and whether voluntary or involuntary; (2) the rejection or disaffirmance of the Agreement in any such proceeding; or (3) the cessation from any cause whatsoever of the liability of Purchaser under the Agreement. Guarantor shall pay to Seller all costs incurred by Seller in enforcing this Guaranty (including reasonable attorneys’ fees and expenses).

GUARANTOR:

ALBUQUERQUE MOTOR COMPANY INC. d/b/a Melloy Dodge

By:

Its: